Exhibit 10.3

FIRST AMENDMENT AND CONSENT

OF

AMENDED AND RESTATED SENIOR SUBORDINATED REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT AND WAIVER OF AMENDED AND RESTATED SENIOR SUBORDINATED REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of July 31, 2008, by and among CLARIENT, INC, a Delaware corporation (“Borrower”), and SAFEGUARD DELAWARE, INC., a Delaware corporation (the “Lender”).  Capitalized terms used but not defined herein shall have the meanings given to them in that certain Amended and Restated Senior Subordinated Revolving Credit Agreement dated March 14, 2008 (the “Agreement”) between Lender and Borrower.

RECITALS:

WHEREAS, Borrower is on the date hereof  entering into a Replacement Capital Facility through a Credit Agreement with Gemino Healthcare Finance, LLC (“Gemino”) (in substantially the form attached hereto as Exhibit A), which will provide Borrower capital and under which Borrower will incur additional Indebtedness (the “Gemino Financing”); and

WHEREAS, Borrower has requested, and Lender has agreed, to consent to the Gemino Financing and amend and waive certain terms of the Agreement, to accommodate the Gemino Financing.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Consent and Waiver.  Lender hereby consents to Borrower’s entry into the Gemino Financing (including the indebtedness incurred and the security interests granted in connection therewith) and waives the application of Section 5.3 of the Agreement with respect thereto.  Lender and Borrower agree that the Gemino Financing constitutes a Replacement Capital Facility.

2.                                      Amendment to Definitions.

(a)                                 The definition of “Capital Transaction” is hereby amended and restated to read as follows:

“Capital Transaction” means the issuance by Borrower of (x) debt from a single source (or affiliated sources) or in a single syndicated facility,  (y) equity (including debt convertible to equity) or (z) both (x) and (y) if the debt and equity are from a single source or affiliated sources, whether in a single transaction or series of directly related transactions, which results in net proceeds to Borrower not less than the greater of (i) fifteen million dollars ($15,000,000) or (ii) the Outstanding Amounts on the date of the first closing of such transaction.

(b)                                The definition of “Replacement Capital Facility” is hereby amended and restated to read as follows:

“Replacement Capital Facility” means any credit facility (which may include an accounts receivable and/or capital leasing debt facility) provided by a third party, which may be secured by all or a portion of the Borrower’s assets, provided that any credit facility which has a lien securing debt permitted pursuant to Section 5.1(a)(iii) shall not be a Replacement Capital Facility hereunder.

3.                                      Amendment of Section 2.7(b)(i).  Section 2.7(b)(i) of the Agreement is hereby amended and restated to read as follows:

(i)                                     Immediately upon the closing of the first Replacement Capital Facility, Borrower shall cause to be paid to Lender a one-time repayment of Outstanding Amounts in an amount equal to $4,600,000.

4.                                      Amendment of Section 2.7(b)(ii).  Section 2.7(b)(ii) of the Agreement is hereby amended and restated to read as follows:

(ii)                                  Immediately upon the closing of a Capital Transaction, Borrower shall cause to be paid to Lender a one-time repayment of the Outstanding Amounts to the extent of the net cash proceeds of such Capital Transaction; provided that if the Capital Transaction has multiple closings, the net proceeds of each closing shall first (and immediately upon each such closing) be used to repay any Outstanding Amounts until no Outstanding Amounts remain.  Upon the repayment of the Outstanding Amounts, the remaining net cash proceeds shall be retained by Borrower.  The Commitment shall be immediately and irrevocably reduced, dollar-for-dollar, for payments made pursuant to this Section 2.7(b)(ii), subject to a minimum Commitment irrespective of such payment(s) of six million dollars ($6,000,000).  Upon the reduction of the Commitment to $6,000,000 in accordance with the preceding sentence, all payment obligations of Borrower under this Section 2.7(b)(ii) shall be deemed satisfied.

5.                                      New Section 2.7(b)(v).                           A new Section 2.7(b)(v) is hereby added to the Agreement, as follows:

(v)                                 At such time as, in the aggregate, more than $4,600,000 becomes available under all then-outstanding Replacement Capital Facilities, Borrower shall repay the Outstanding Amounts in an amount equal to the lesser of (x) such excess or (y) the amount equal to $2,904,168 less the sum of payments previously made pursuant to this Section 2.7(b)(v) and Section 2.7(b)(ii).  For the avoidance of doubt, (A) the application of Sections 2.7(b)(i) and 2.7(b)(v) shall not cause Borrower to repay Outstanding Amounts of more than (in the aggregate) the lesser of $7,504,168 or the Outstanding Amounts and (B) Borrower shall only make payments pursuant to this Section 2.7(b)(v) if and when permitted by the Subordination Agreements.

6.                                      Amendment of Section 5.1(a)(i).  Clause (i) of Section 5.1(a) of the Agreement is hereby amended and restated to read as follows:

(i) amounts outstanding from time to time under (x) the Comerica Agreement and refinancings thereof (which refinancings shall be subject to the prior written consent of Lender), or (y) any Replacement Capital Facility (and refinancings thereof);

5.                                      Amendment of Section 5.5.  Section 5.5 of the Agreement is hereby amended and restated to read as follows:

5.5                                 Replacement Capital Facility; Capital Transaction.  At the request of Lender (but subject to the Subordination Agreements) Borrower shall promptly and diligently take all reasonably necessary actions to execute and deliver all instruments, financing statement terminations, certificates, agreements or other documents to transfer to Lender substantially the rights that GE Capital had to the assets of Borrower under the GE Capital Facility (the “A/R and Asset Security Interests”) other than with respect to those assets in which Borrower grants Gemino Healthcare Finance, LLC (“Gemino”) a lien and security interest in connection with the Replacement Capital Facility entered into with Gemino. In connection with the closing of any Replacement Capital Facility after the Gemino Financing, Lender shall promptly and diligently take all actions reasonably necessary to terminate all instruments, financing statements, certificates, agreements or other documents and to release the A/R and Asset Security Interests Lender has which are required to secure such Replacement Capital Facility, and execute appropriate subordination agreements and/or amendments thereto and take such other actions as may be reasonably necessary so as to enable Borrower to consummate such Replacement Capital Facility.  In addition, to the extent not previously released, after Borrower has paid to Lender all amounts paid by or on behalf of Borrower to terminate the GE Capital Facility under Sections 2.7(b)(i) and 2.7(b)(v), (i) Lender’s rights in the A/R and Asset Security Interests shall automatically terminate, and (ii) Lender shall promptly and diligently take all actions reasonably necessary to release any remaining rights it has to the A/R and Asset Security Interests.  Borrower shall reimburse Lender for its reasonable out-of-pocket expenses (including professional fees) relating to the release of the A/R and Asset Security Interests.  Furthermore Lender agrees to cooperate in good faith with Borrower so as to facilitate the completion of a Capital Transaction and/or Replacement Capital Facilities, including (by way of example), by approving an amendment to Borrower’s certificate of incorporation to authorize a reasonably sufficient number of additional shares of Borrower’s common stock, providing waivers of preemptive rights, registration rights and/or advance notification requirements in connection with such transactions.

Except for capitalized terms defined only in this Amendment and as expressly set forth above, no amendment, consent or waiver is intended by Borrower or Lender.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Undersigned have executed this First Amendment and Consent as of the date first written above.

LENDER:		BORROWER:

SAFEGUARD DELAWARE, INC.		CLARIENT, INC.

By:	/s/ Stephen T. Zarrilli	By:	/s/ Raymond Land
Name: Stephen T. Zarrilli		Name: Raymond Land
Title: Vice President and Treasurer		Title: Chief Financial Officer and Secretary

EXHIBIT A

GEMINO CREDIT AGREEMENT

See Exhibit 10.1 to the Current Report on Form 8-K filed by Clarient, Inc. with the Securities and Exchange Commission on August 5, 2008.